Exhibit 99.1


          QC Holdings, Inc. Reports Second Quarter Results;
Strong Unit Store Growth and 16% Increase in Comparable Store Revenues


    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Aug. 9, 2005--QC Holdings, Inc. (Nasdaq:QCCO) reported strong revenue growth during second quarter 2005, improving $9.1 million, or 31.5%, compared to second quarter 2004. The growth in revenues, from $28.9 million in prior year's second quarter to $38.0 million in current year's second quarter, reflects growth in payday loan volumes. Net income for the three months ended June 30, 2005 totaled $1.7 million, a $2.1 million decline from second quarter 2004. This decline was attributable to higher loan losses in the current year quarter and costs associated with the Company's accelerated rate of growth during the last year.
    During second quarter 2005, the Company opened 42 de novo stores, acquired four payday loan stores and closed one location. During the same period in 2004, the Company opened seven de novo stores and closed one.
    For the six months ended June 30, 2005, the Company reported a 28.2% improvement in revenues versus the six months ended June 30, 2004, growing to $73.1 million. Net income for the six months ended June 30, 2005 totaled $5.3 million compared to $9.0 million for the six months ended June 30, 2004. This decline was attributable to the costs associated with the Company's accelerated rate of growth during the last year, higher loan losses in the current year and higher corporate expenses in connection with developing the Company's infrastructure.
    During the first half of 2005, the Company opened 83 de novo stores, acquired seven payday loan stores and closed two locations. Over the last year, the Company has opened 128 stores, acquired 36 stores and closed six.
    Don Early, QC's Chairman and Chief Executive Officer, commented, "Our second quarter results were mixed. Our revenue growth continues to be impressive, indicative of our convenient payday lending approach. Further, our rate of unit store growth exceeded 50% over the last year, surpassing the high end of the accelerated rate we discussed previously. Conversely, our loss ratio during the second quarter was higher than historical averages, largely due to an increase in returned checks, coupled with a more difficult collections environment. We have taken actions to address losses. We believe the benefits of these actions, together with the ongoing focus on driving payday loan volumes by our field personnel, provide a tremendous opportunity for long-term focused shareholders."

    Second Quarter

    The 31.5% improvement in revenues quarter to quarter resulted from higher payday loan volumes, which reflects the increase in the number of stores and an increase in the average loan size. QC originated approximately $246.7 million of payday loans during second quarter 2005, which was an increase of 36.2% over the $181.1 million during second quarter 2004. The average loan (including fee) totaled $357.96 versus $329.80 during the three months ended June 30, 2004. Average fees per loan increased 7.4%, from $49.90 in second quarter 2004 to $53.57 in second quarter 2005 due to the higher average loan size, partially offset by a decline in the fee rate as the Company expands in states that have lower fee structures.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 15 months since March 31, 2004) improved 16.1%, or $4.6 million, to $33.1 million during the three months ended June 30, 2005, reflecting the benefits of the Company's convenient lending approach and continued strong customer demand. Second quarter 2005 revenues also included $3.6 million from the stores that were added in the nine months subsequent to March 31, 2004 and approximately $1.3 million from the stores that were added during 2005.
    Revenues from check cashing, title loans and other sources totaled $3.0 million during the three months ended June 30, 2005, up slightly from the $2.8 million in prior year's quarter. This increase reflects a higher number of stores providing check cashing and title loan services, substantially offset by declining volumes for these services in existing stores.
    The Company's second quarter 2005 store operating costs increased to $28.1 million from $17.9 million in prior year's second quarter. Store-level salaries and benefits totaled $9.3 million, or 24.5% of revenues, in second quarter 2005 versus $6.2 million, or 21.5% of revenues, in second quarter 2004. This increase in salaries and benefits is attributable to personnel at new stores. With respect to comparable stores, salaries and benefits as a percentage of revenues declined to 20.4% from prior year's second quarter ratio of 21.1%.
    During the three months ended June 30, 2005, the Company reported loan losses of $10.6 million compared to $6.0 million in the same 2004 period. As a percentage of revenues, losses were 27.9% and 20.9% during second quarter 2005 and 2004, respectively. The less favorable loss ratio in the current year period was caused by accelerated unit store growth and increased losses at comparable stores.
    Stores added in the nine months subsequent to March 31, 2004, together with stores added during 2005, reported provision for losses of approximately $2.2 million during the three months ended June 30, 2005. The Company has added 158 stores (net of six stores closed) through de novo openings and acquisitions since June 30, 2004. Newer stores historically experience higher loss rates than seasoned, comparable stores. For example, for de novo stores during 2003 and 2004 that were open for at least nine months as of June 30, 2005, store loss ratios averaged approximately 40% after the first nine months of operations.
    With respect to comparable stores, losses totaled $8.6 million, or 25.9% of comparable store revenues, in second quarter 2005 versus $5.9 million, or 20.8% of comparable store revenues, in the same 2004 period. The higher loss ratio in 2005 is attributable to a higher rate of returned items due to an increase in checks from closed customer accounts and a more challenging collections environment as a result of increased competition in the lending industry.
    Other expense components, including occupancy, depreciation and amortization, increased $2.6 million quarter to quarter. Occupancy costs as a percentage of revenues increased from 10.3% to 11.7% in second quarter 2005, which reflects the high number of stores at early stages in the store lifecycle.
    Store gross profit declined $1.1 million, or 10.0%, from $11.0 million in second quarter 2004 to $9.9 million in the current year quarter. Store gross margin, which is store gross profit as a percentage of revenues, was 26.1% during the three months ended June 30, 2005 versus 38.0% during the three months ended June 30, 2004. Comparable stores during second quarter 2005 reported a gross margin of 37.8% versus 39.8% in second quarter 2004. The stores added in the nine months subsequent to March 31, 2004 and during 2005 reported net losses of $0.5 million and $1.7 million, respectively, in second quarter 2005. Expenses associated with stores that were not yet opened as of June 30, 2005 totaled $400,000.
    Regional and corporate expenses increased $2.7 million during the three months ended June 30, 2005, to $6.8 million from $4.1 million. Together, regional and corporate expenses were 17.9% of revenues in second quarter 2005 (versus 14.1% in prior year's quarter). The higher level of expenses in second quarter 2005 reflects a 62% increase in the average number of employees at the corporate office, the costs associated with being a public company (e.g., insurance, accounting, legal) and rent expense associated with the Company's new corporate office.
    The Company reported interest income of $188,000 during the three months ended June 30, 2005 compared to interest expense of $326,000 during the three months ended June 30, 2004. This change quarter to quarter reflects the repayment of all indebtedness with a portion of the proceeds received in connection with the Company's initial public offering in July 2004 and the investment of the remaining proceeds in cash equivalents. Other expense during second quarter 2005 was $293,000 higher than the same quarter in 2004 as a result of losses on the disposal of assets.
    The effective income tax rate declined to 39.1% during second quarter 2005 from 41.0% in comparable 2004 as a result of state and local tax planning during the current year.
    Commenting on the second quarter, Darrin Andersen, President and Chief Operating Officer, noted, "We were disappointed with our loss experience in the second quarter. We have employed three key initiatives to improve this experience. First, we have implemented some collections-based loan origination procedures that are transparent to the customer. Second, we have increased our store-level activity to more effectively follow-up, monitor and track customer collection efforts. Third, we recently launched an in-house corporate collections department to handle the process after a store has tapped all of its resources with respect to an unpaid loan.
    "We believe these initiatives provide a solid foundation for change to trigger a return to our historical loss rates for our vintage stores. Once we achieve this objective, the company should be positioned to capitalize on its demonstrated ability to drive payday loan volumes and streamlined de novo store opening process."

    Six Months Ended June 30

    For the six months ended June 30, 2005, revenues grew $16.1 million, or 28.2%, to $73.1 million from $57.0 million during the six months ended June 30, 2004. The increase in revenues was due to higher payday loan volumes, which reflects the increase in the number of stores and an increase in the average loan size. QC originated approximately $462.1 million of payday loans during the six months ended June 30, 2005, a 32.1% increase compared to $349.9 million during the prior year. The average loan size (including fees) increased to $357.05 during the first half of 2005 from $327.65 in comparable 2004, helping to increase the average fees per loan from $49.61 during the six months ended June 30, 2004 to $53.42 in the current year period.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 18 months since December 31, 2003) improved $8.8 million, or 15.7%, to $65.0 million for the six months ended June 30, 2005, primarily as a result of higher payday loan volume during the current year period. Revenues from stores added during 2004 increased by $6.5 million, from $0.1 million to $6.6 million during 2005, and stores added in 2005 resulted in a $1.4 million increase in revenues period to period. The aggregate increase from comparable stores and new stores was partially offset by the loss of revenues from stores that were closed.
    Revenues from check cashing, title loans and other sources improved to $6.8 million during the six months ended June 30, 2005 from $6.5 million during the six months ended June 30, 2004 for the same reasons noted in the quarterly discussion.
    Salaries and benefits increased $5.6 million to $17.9 million in the first half of 2005 versus $12.3 million in the same 2004 period. This increase was primarily attributable to compensation for employees at new stores. Loan losses for the six months ended June 30, 2005 totaled $17.4 million, a $7.6 million increase over comparable 2004. The rate of increase in losses was greater than revenue growth, resulting in losses as a percentage of revenues of 23.8% in the first half of 2005 versus 17.3% during the same prior year period. The less favorable loss ratio period to period reflects the Company's accelerated rate of unit store growth over the last year, very favorable experience in first quarter 2004 attributable to the non-recurring tax benefits received by our customers associated with the changes in the income tax laws passed during mid-2003, and a higher rate of returned items in the current year and more difficult collections environment as noted in the quarterly discussion.
    Other expense components, including occupancy, depreciation and amortization, increased $4.8 million period to period. The increase reflects the accelerated rate of unit store growth, particularly with respect to occupancy costs, which grew $2.7 million during the six months ended June 30, 2005 versus the same prior year period.
    Store gross margin declined to 30.1% for the six months ended June 30, 2005 from 41.9% for the six months ended June 30, 2004. This decline is primarily attributable to higher loan losses and the large number of early life-cycle stores. Comparable stores during the six months ended June 30, 2005 reported a gross margin of 41.1% versus 43.4% in prior year's period. Stores opened during 2004 reported a net loss of $1.5 million during the first half of 2005. Stores opened during 2005 totaled a net loss of $2.7 million in the current year period and stores not yet opened as of June 30, 2005 incurred costs of $497,000.
    Regional and corporate expenses increased $5.2 million, from $7.7 million during the six-month period in 2004 to $12.9 million in the current year period. The Company reported interest income of $354,000 during the six months ended June 30, 2005 compared to interest expense of $682,000 during the six months ended June 30, 2004. These changes period to period occurred for the same reasons noted in the quarterly discussion above. Other expense during the first half of 2005 was $413,000 higher than the same period in 2004 as a result of losses on the disposal of assets.
    The effective income tax rate for the six months ended June 30, 2005 totaled 38.7%, which is down from 40.6% in the comparable prior year period as a result of state and local tax planning during the current year.

    - BUSINESS OUTLOOK -

    Mr. Early concluded, "We continue to experience strong revenue growth in our vintage stores. We believe this highlights the tremendous customer demand for the payday loan product, as well as our focus on providing this product in a convenient, hassle-free manner. In addition, we are pleased to have delivered on our rate of unit store growth. While this strategy required substantial infrastructure development over the last year, we are confident that we have the processes and people in place to provide our field personnel the ability to execute.
    "We are on target to complete an additional 75 to 100 stores during 2005. We continue to evaluate the benefits and challenges of our accelerated rate of unit store growth, with respect to the impact on operational efficiency at existing stores and to the ramp up of new stores compared to historical averages. While we are confident that our processes can accommodate any level of growth, we also understand the desire for more predictable earnings. As we move forward, the long-term benefits that are evident as newer stores mature will provide the opportunity for meaningful profitability and cash flow. We look forward to delivering on this potential."
    QC will present its financial results for the three and six months ended June 30, 2005 in a conference call on August 9, 2005 at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 866-272-9941, code 75684371. The accompanying slides to the presentation are expected to be available on the QC Web site prior to the conference call on August
9. A replay of the audio portion of the presentation will be available online until the close of business on September 9. The replay can also be accessed by telephone for seven days at 888-286-8010, code 77972043.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. provides consumer financial services, principally payday loans, through 459 stores in 24 states as of June 30, 2005. With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 459 stores through a combination of new, or de novo, stores and acquisitions. During fiscal 2004, the Company advanced more than $783 million to customers through payday loans and reported total revenues of $124.8 million.

    Forward Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) our role as a marketing and servicing agent for lending banks in North Carolina and Texas and changes in federal or state laws affecting, or the results of industry litigation and regulatory challenges involving, those types of relationships, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in unit stores, (5) negative media reports and public perception of the payday loan industry and the impact on state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with acquisitions, and (8) the other risks detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.



            (Financial and Statistical Information Follows)

                           QC Holdings, Inc.
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                              (Unaudited)

                                   Three Months Ended Six Months Ended
                                        June 30,          June 30,
                                   ------------------ ----------------
                                     2004     2005     2004     2005
                                    -------  -------  -------  -------
Revenues
  Payday loan fees                 $26,040  $35,016  $50,556  $66,318
  Other                              2,811    2,989    6,478    6,798
                                    -------  -------  -------  -------
    Total revenues                  28,851   38,005   57,034   73,116
                                    -------  -------  -------  -------
Store expenses
  Salaries and benefits              6,202    9,305   12,319   17,875
  Provision for losses               6,043   10,600    9,840   17,423
  Occupancy                          2,968    4,443    5,982    8,680
  Depreciation and amortization        393      640      759    1,114
  Other                              2,267    3,108    4,220    6,024
                                    -------  -------  -------  -------
    Total store expenses            17,873   28,096   33,120   51,116
                                    -------  -------  -------  -------
Store gross profit                  10,978    9,909   23,914   22,000

Regional expenses                    1,850    2,401    3,670    4,698
Corporate expenses                   2,208    4,398    3,999    8,185
Depreciation and amortization          151      218      283      365
Interest expense (income), net         326     (188)     682     (354)
Other expense, net                      11      305       41      455
                                    -------  -------  -------  -------
       Income before taxes           6,432    2,775   15,239    8,651
Provision for income taxes           2,638    1,085    6,194    3,345
                                    -------  -------  -------  -------
       Net income                  $ 3,794  $ 1,690  $ 9,045  $ 5,306
                                    =======  =======  =======  =======

Earnings per share (a):
  Basic                            $  0.25  $  0.08  $  0.59  $  0.26
  Diluted                          $  0.22  $  0.08  $  0.55  $  0.25
Weighted average number of common
 shares outstanding (a):
  Basic                             11,751   20,591   11,720   20,544
  Diluted                           12,924   21,537   12,636   21,533

(a)  See computations of earnings per share on following page





                           QC Holdings, Inc.
                  Computations of Earnings per Share
               (in thousands, except per share amounts)
                              (Unaudited)

                                   Three Months Ended Six Months Ended
                                         June 30,          June 30,
                                   ------------------ ----------------
                                      2004     2005     2004     2005
                                    -------  -------  -------  -------
Net income                         $ 3,794  $ 1,690  $ 9,045  $ 5,306
Less: dividend and participation
 rights from mandatory stock
 redemption (a)                        893             2,135
                                    ------- --------  ------- --------
Income available to common
 stockholders                      $ 2,901  $ 1,690  $ 6,910  $ 5,306
                                    ======= ========  ======= ========

Weighted average number of
 actual common shares
 outstanding                        15,371   20,591   15,340   20,544
Reduction in weighted average
 shares from mandatory stock
 redemption (a)                      3,620             3,620
                                    ------- --------  ------- --------
Weighted average number of common
 shares outstanding                 11,751   20,591   11,720   20,544
Incremental shares from assumed
 conversion of stock options         1,173      946      916      989
                                    -------  -------  -------  -------
Weighted average number of diluted
 common shares outstanding          12,924   21,537   12,636   21,533
                                    =======  =======  =======  =======
Basic earnings per share           $  0.25  $  0.08  $  0.59  $  0.26
Diluted earnings per share         $  0.22  $  0.08  $  0.55  $  0.25

Notes:

Basic and diluted earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Through June 30, 2004, the Company used the two-class method for computing basic and diluted earnings per share to consider the effect of the mandatory stock redemption under a Stockholders Agreement between the Company and two principal stockholders. The Stockholders Agreement was terminated on June 30, 2004.

(a) As set forth in Statement of Financial Accounting Standards
No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which was adopted on July 1, 2003, the shares considered to be subject to redemption under the Stockholders Agreement for which a liability had been recorded through June 30, 2004 are excluded from weighted average shares for purposes of computing basic and diluted earnings per share. Further, SFAS 150 requires that the portion of net income representing dividend and participation rights associated with the mandatory redemption be removed from income available to common stockholders pursuant to the two-class method set forth by Statement of Financial Accounting Standards No. 128, Earnings per Share. The Stockholders Agreement was terminated effective June 30, 2004 and the computations for earnings per share no longer require ongoing adjustments.





                           QC Holdings, Inc.
                      Consolidated Balance Sheets
          (in thousands, except share and per share amounts)

                                             December 31,   June 30,
                                                 2004         2005
                                             ------------- -----------
                   ASSETS                                  (Unaudited)
Current assets
  Cash, cash equivalents and short-term
   investments                                $    40,526  $   37,145
  Loans receivable, less allowance for losses
   of $1,520 at December 31, 2004 and $1,820
   at June 30, 2005                                49,385      50,302
  Prepaid expenses and other current assets         2,893       3,154
                                               -----------  ----------
    Total current assets                           92,804      90,601
Property and equipment, net                        17,236      26,999
Goodwill                                            7,298       7,912
Other assets, net                                   1,098       1,239
                                               -----------  ----------
    Total assets                              $   118,436  $  126,751
                                               ===========  ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                            $       396  $      753
  Accrued expenses and other liabilities            2,751       4,823
  Deferred revenue                                  2,926       2,801
  Deferred income taxes                             3,428       3,614
                                               -----------  ----------
    Total current liabilities                       9,501      11,991
Non-current liabilities                                           807
Deferred income taxes                               2,643       2,578
                                               -----------  ----------
    Total liabilities                              12,144      15,376
                                               -----------  ----------

Commitments and contingencies
Stockholders' equity
  Common stock, $0.01 par value: 75,000,000
   shares authorized; 20,371,000 shares
   issued and outstanding at December 31,
   2004; 20,700,250 shares issued and
   20,478,950 outstanding at June 30, 2005            204         207
  Additional paid-in capital                       69,417      71,765
  Retained earnings                                36,671      41,977
  Treasury stock                                               (2,574)
                                               -----------  ----------
    Total stockholders' equity                    106,292     111,375
                                               -----------  ----------
    Total liabilities and stockholders'
     equity                                   $   118,436  $  126,751
                                               ===========  ==========






                           QC Holdings, Inc.
                Selected Statistical and Operating Data
    (in thousands, except Store Data, Average Loan and Average Fee)

                               Three Months Ended   Six Months Ended
                                     June 30,           June 30,
                               -------------------- ------------------
                                  2004      2005      2004      2005
                               ---------  --------- --------  --------
                                    Unaudited            Unaudited
Store Data:
  Number of stores, beginning
   of period                        295       414       294       371
  De novo stores opened               7        42         9        83
  Acquired stores                               4                  7
  Stores closed                      (1)       (1)       (2)       (2)
                                --------  --------  --------  --------
    Number of stores, end of
     period                         301       459       301       459
                                ========  ========  ========  ========

Comparable Store Data:
  Total revenues generated by
   all comparable stores       $ 28,490  $ 33,086  $ 56,226  $ 65,024
  Total number of comparable
   stores                           288       288       287       287
  Average revenue per
   comparable store            $     99  $    115  $    196  $    227
  Percentage increase in
   comparable store revenues                 16.1%              15.7%

Operating Data:
  Loan volume                  $181,056  $246,691  $349,904  $462,079
  Average loan (principal plus
   fee)                          329.80    357.96    327.65    357.05
  Average fee                     49.90     53.57     49.61     53.42

Loss Data:
  Allowance for loan losses:
    Balance, beginning of
     period                    $    700  $  1,320  $  1,090  $  1,520
    Adjustment to provision
     for losses based on
     evaluation of
     outstanding receivables        260       500      (130)      300
                                --------  --------  --------  --------
    Balance, period end        $    960  $  1,820  $    960  $  1,820
                                ========  ========  ========  ========

  Provision for losses:
    Charged-off to expense     $ 11,498  $ 18,172  $ 22,654  $ 34,002
    Recoveries                   (5,715)   (8,072)  (12,684)  (16,879)
    Adjustment to provision
     for losses  based on
     evaluation of
     outstanding receivables        260       500      (130)      300
                                --------  --------  --------  --------
    Total provision for losses $  6,043  $ 10,600  $  9,840  $ 17,423
                                ========  ========  ========  ========

  Provision for losses as a
   percentage of revenues          20.9%     27.9%     17.3%     23.8%
  Provision for losses as a
   percentage of loan volume        3.3%      4.3%      2.8%      3.8%



    CONTACT: QC Holdings, Inc.
             Douglas E. Nickerson, 913-234-5154
             Chief Financial Officer